Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated December 1, 2008, with respect to the consolidated financial statements, Schedule II, and internal control over financial reporting included in the Annual Report of Zoltek Companies, Inc. on Form 10-K for the year ended September 30, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Zoltek Companies, Inc. on Forms S-8 (File No.’s 333-145113 and 333-145114, effective August 3, 2007 and File No.’s 333-149356 and 333-149357, effective February 22, 2008 and File No’s 33-06565 and 33-83160).
/s/ GRANT THORNTON LLP
Chicago, Illinois
December 1, 2008